Exhibit 10.27

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into, by and between Anania & Associates, a Maine corporation (“Company”), and Scott W. Knoll (“Knoll”) as of January 1, 2017 (“Effective Date”).

WITNESSETH:

WHEREAS, the Company and its affiliate, Anania & Associates Investment Company LLC (“AAI”), are engaged in the managing and operating of companies in their portfolio and any future acquisitions of companies added to one of their portfolios, (collectively, the “Portfolio Companies”, and together with the Company and AAI, the “Affiliated Companies”);

WHEREAS, Peter V. Anania currently owns approximately eighty-eight percent (87.97%) of the shares of the Company and Knoll owns approximately five percent (4.85%) of the shares of the Company; and

WHEREAS, the Company considers it necessary to preserve and continue for the Company the employment of Knoll and to preserve for the business the acquaintance and reputation of Knoll in the areas served, and to be served by such business, and to have the assistance of Knoll in preserving and increasing in such areas the goodwill of the said business.

NOW, THEREFORE, in consideration of the covenants and promises contained herein and of the full and faithful performance of the respective agreements herein contained and the discharge of the respective obligations herein imposed, the parties hereto do hereby mutually covenant and agree with each other as follows:

Section 1. Term. Subject to the provisions of this Agreement, the term of this Agreement shall be for a period of one (1) year. The term of this agreement shall automatically renew for one (1) year subsequent terms unless either the Company or Knoll gives the other written notice not to renew at least sixty (60) days prior to the expiration of the then current term of this Agreement.

Section 2. Employment. During the Term of this Agreement, Knoll agrees to be employed by and to serve the Company as its Vice President of Corporate Development, and the Company agrees to employ and retain Knoll in such a capacity. In such capacity, Knoll shall render such managerial, administrative and other services as are customarily associated with or incident to such position and shall perform such other duties and responsibilities for the Company as the Company may reasonably require, consistent with such position (“Employment Duties”). Knoll shall also serve on the AAI Investment Committee, AAI Intellectual Property Review Board as Chair, and each of the Portfolio Company’s Board of Advisors serving at the pleasure of the respective Members. Knoll may from time to time be required to provide assistance for additional duties as directed by the Company. In addition to the Employment Duties, Knoll agrees to and shall furnish to the Company his best advice, information, judgment and knowledge with respect to the affairs, business, business methods and practices, history, patrons, customers, employees and suppliers of the Company, and to generally make efforts to preserve and increase the said business and goodwill thereof. Knoll shall devote substantially all of his business time, energy, and skill to the affairs of the Affiliated Companies. Knoll shall report to the Company’s President.

Section 3. Compensation. During the Term of this Agreement, as compensation for such Employment Duties to be rendered by Knoll, the Company agrees to pay to Knoll an annual salary of $125,000 subject to Federal, State and any other applicable deductions and withholdings. At the sole discretion of the Company, Knoll’s salary may be increased for each subsequent year, and such adjustment shall be based on the Company’s policies and procedures for salary adjustments with all employees. Knoll’s compensation shall be payable in installments every other week during the term of this Agreement provided, however, such compensation payments shall terminate on the date of the death of Knoll except to the extent any amounts due have not been paid. Knoll is eligible for all employee benefits available to employees of the Company, all according to the terms set forth in the plan documents of the Company as adopted and amended from time to time, except that Knoll shall start out with four weeks per year of Personal Time Off.

Section 4. Bonuses. During the Term of this Agreement, Knoll shall receive:

(a)	a bonus of 38,877 shares in the Company upon the signing of this Agreement retroactive to the Effective Date (“Signing Bonus”); plus

(b)	a bonus of $50,000 paid in September 2017 for any and all deals transacted prior to the signing of this Agreement (“Prior Deals Bonus”); plus

(c)	a bonus of two percent (2.0%) of the acquisition price shall be paid on any buy side transaction originated or lead by Knoll which is completed by AAI and the Company is reimbursed by AAI for said bonus (“Buy Side Bonus”); plus

(d)	if one of the above buy side transactions upon which Knoll received a Buy Side Bonus is sold, a bonus of three percent (3.0%) of the proceeds received by AAI minus the acquisition price, shall be paid to Knoll if the sell side transaction is originated or lead by Knoll and the Company is reimbursed by AAI for said bonus (“Sell Side Bonus”); plus

(e)	if AAI’s portfolio company mWAVE Industries LLC (“mWAVE”) is sold prior to December 31, 2018 Knoll shall receive a bonus of one percent (1.0%) of the proceeds received by AAI as long as the Company is reimbursed by AAI for said bonus (“mWAVE Sell Side Bonus”); plus

(f)	if AAI’s portfolio company Elmet Technologies LLC (“Elmet”) is sold Knoll shall receive a bonus of five percent (5.0%) of the proceeds received by AAI minus a two times return on AAI’s investment in Elmet (“Elmet Sell Side Bonus”); and

(g)	if during the calendar year 2017 mWAVE achieves operating Net Revenues in excess of $2,650,000 and operating earnings before interest, taxes, depreciation and amortization (“EBITDA”) in excess of $350,000 Knoll shall receive a $10,000 bonus to be paid within 15 business days of mWAVE closing it books for the 2017 fiscal year (“mWAVE Performance Bonus”); plus

(h)	starting in 2018, Knoll shall receive a bonus equal to $2,500 for each incremental 2.5% increase in the aggregate operating EBITDA of the portfolio companies owned by AAI for the entire twelve months of the calendar year, capped at $25,000 per year (“Portfolio EBITDA Performance Bonus”), however, said aggregate operating EBITDA must be positive for this Portfolio EBITDA Bonus to be earned and paid; plus

(i)	starting in 2018, Knoll shall receive a bonus equal to $2,500 for each incremental 2.5% increase in the aggregate operating Net Revenues of the portfolio companies owned by AAI for the entire twelve months of the calendar year, capped at $25,000 per year (“Portfolio Revenue Performance Bonus”), however, the aggregate operating EBITDA of the portfolio companies owned by AAI must be positive for this Portfolio Revenue Bonus to be earned and paid.

All of the above Bonuses are subject to Federal, State and any other applicable deductions and withholdings. Operating EBITDA and operating Net Revenues used in calculating the bonuses above means it shall be adjusted for any onetime events, including the sale of assets, product lines or subsidiaries of any of the portfolio companies.

Section 5. Supervision. Knoll shall discharge and perform all Employment Duties under the direction and subject to the control of the President and/or Board of Directors of the Company. Knoll shall abide by the personnel policies of the Company as may be established or modified from time to time.

Section 6. Covenants. Knoll agrees that at all times during the term of this Agreement:

(a)	the Company shall have the right to display and may use in its advertising, the name and portrait of Knoll;

(b)	Knoll will not knowingly or intentionally do or say any act or thing which will or may impair, damage or destroy the goodwill and esteem for the Affiliated Companies of its suppliers, employees, patrons, customers and others who may at any time have or have had business relations with the Affiliated Companies;

(c)	Knoll will not encourage, recommend or approve the use at any time of the services of any competitor of the Affiliated Companies without the consent of the Company;

(d)	Knoll will not except as required by law reveal to any third person any difference of opinion, if there be such at any time, between Knoll and the management of the Affiliated Companies as to the Affiliated Companies’ personnel, policies or practices;

(e)	Knoll will not knowingly or intentionally do any act or thing detrimental to the Affiliated Companies or their business; and

Section 7. Termination. After twelve months from the Effective Date, either the Company or Knoll shall have the right to terminate this Agreement without Cause, upon giving thirty (30) days written notice of such termination, and employment under this Agreement shall thereupon terminate and the Company shall pay to Knoll that portion of the compensation to be paid to him as salary under Section 3 hereof which has accrued to the date of such termination. “Cause” shall be defined, within the reasonable determination of the Company, as any insubordination by Knoll to any superiors of the Company, or failure to perform or carry out any required tasks or Employment Duties or such other tasks, duties or jobs as may be delegated by the Company, its representatives, or Knoll’s superiors. Additionally, Cause shall include any actions by Knoll which are reasonably deemed by the Company to be materially dishonest to the Affiliated Companies or its management, or the misappropriation or embezzlement from the Affiliated Companies, or if Knoll shall be convicted of any felony or any crime involving dishonesty. Notwithstanding anything to the contrary set forth in this Agreement, if Knoll shall be terminated for Cause due to being materially dishonest to the Affiliated Companies or its management or misappropriate or embezzle from the Affiliated Companies or if Knoll shall be convicted of any felony or any crime involving dishonesty, the Company may terminate Knoll’s employment without prior notice. The covenants of Knoll with regard to trade secrets, confidential information, and noncompetition shall remain in full force and effect and may be enforced as provided herein following any termination of Knoll’s employment hereunder.

Section 8. Trade Secrets and Confidential Information. Knoll understands that in the course of Knoll’s employment by the Company, Knoll will receive certain trade secrets, lists of Customers and other confidential information concerning the business of the Affiliated Companies which the Company desires to protect. Knoll understands that, among other things, the management methods, operations, techniques, procedures and methods, customer lists, prospective acquisitions, employee lists, training manuals and procedures, personnel evaluation procedures, collection procedure and financial reports of the Affiliated Companies are confidential and are not at any time, during or after the period of Knoll’s employment by the Company, to be revealed to anyone not affiliated with the Company without specific written authorization by an officer of the Company except as specifically required to do so by law or order of a court. Knoll agrees not to divulge to anyone not affiliated with the Company such confidential information or trade secrets so long as the confidential or secret nature of such information shall continue unless specifically required to do so by law or by order of a court. Knoll further agrees not to use any such confidential information or trade secrets in competing with the Affiliated Companies at any time during or after his employment by the Company.

Section 9. Return of Confidential Information. Upon the termination of Knoll’s employment with the Company, Knoll shall return all documents, papers, and equipment dealing with the Affiliated Companies’ confidential information including, without limitation any customer lists, customer contacts, and pricing information.

Section 10. Injunction. The parties hereto, recognizing that immediate irreparable injury to the trade secrets of the Affiliated Companies will inevitably occur in event of a breach of the terms of this contract on the part of Knoll, and result in irreparable damage to the Affiliated Companies, agree that in such event the Company shall be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Knoll, and all persons acting for or with him.

Section 11. Expense Reimbursement. Knoll is authorized to incur reasonable expenses in accordance with policy established from time to time by the management of the Company. The Company will reimburse Knoll for all such reasonable expenses upon the presentation by Knoll, from time to time, of an itemized account of such expenditures and such receipts or other documents as the Company may require.

Section 12. Facilities and Services. The Company shall cause to be furnished to Knoll such facilities and services which, in the sole judgment of the Company, is suitable to his position and adequate for the discharge of Knoll’s duties and services in Knoll’s employment.

Section 13. Severability and Waiver.

(a)	In case any term, phrase, clause, paragraph, restriction, covenant or agreement herein contained shall be held to be invalid or unenforceable, same shall be deemed and it is hereby agreed that same are meant to be severable and shall not defeat or impair the remaining provisions hereof.

(b)	A waiver by the Company of any breach by Knoll of this Agreement or of any duties imposed upon Knoll by law or any other cause for discharge of Knoll shall not be construed as a waiver by the Company of its right to terminate this Agreement for any subsequent or continuing breach of this Agreement or of any of his duties, obligations or agreements herein contained or imposed by law or for other cause.

Section 14. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and the executor, administrator, heirs, personal representatives, and successors or assigns of each.

Section 15. Remedies. The parties agree that the remedy at law for any actual or threatened breach of this Agreement by either would be inadequate and that both shall entitled to specific performance hereof or injunctive relief, or both, by temporary or permanent injunction or other appropriate judicial remedy, writ, or order in addition to any damages which both may legally be entitled to recover, together with reasonable expenses of litigation incurred in connection therewith.

Section 16. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 17. Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States mail, first class, certified or return receipt requested, with proper postage, prepaid and,

(a)	If to Knoll, addressed to:

Scott W. Knoll

[*]

(b)	If to the Company, addressed to:

Anania & Associates

Attn: Peter V. Anania

[**]

or at such other place or places or to such other person or persons as shall be designated by notice as herein provided by any party hereto.

Section 18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 19. Modification. This Agreement may be modified only by a written instrument signed by each of the parties hereto.

Section 20. Governing Law. This Agreement shall be governed under the laws of the State of Maine.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 1st day of October 2017.

WITNESS	KNOLL:

/s/ Scott W. Knoll
Scott W. Knoll

COMPANY:
Anania & Associates

/s/ Peter V. Anania
Peter V. Anania
Its: President